Exhibit 99.1
News Release
Contacts: Media – Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826 Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel’s Board of Directors Declares Common Stock Dividend

WEST CHESTER, OH, January 22, 2008 — AK Steel (NYSE: AKS) announced today that its board of directors has declared a quarterly cash dividend of $0.05 per share of common stock, payable on March 10, 2008, to shareholders of record on February15, 2008.  The announced quarterly dividend equates to an annual dividend rate of $0.20 per share of common stock.  The company has approximately 112 million shares of common stock outstanding.
“This dividend announcement is a clear indication that AK Steel’s board recognizes and values the support of our shareholders during the company’s complete financial transformation over the last four years,” said James L. Wainscott, chairman, president and CEO.  “The management and employees of AK Steel are unwavering in their commitment to safely produce the best products, provide outstanding customer service and secure value for our shareholders.”
About AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets.  The company employs about 6,500 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.  Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana.  AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.  Additional information about AK Tube LLC is available on its web site at www.aktube.com.

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